November 7, 2014

GLOBISENS LTD

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our reports dated October 2014 relating to the financial statements as of December 31, 2013 and 2012 and the years then ended and for the six month period ended June 30, 2014.

We also Consent to the reference to our firm under the heading Aboulafia Chekroun & Co.

/s/ Aboulafia Chekroun & Co.
Aboulafia Chekroun & Co.
Certified Public Accountants